FREE WRITING PROSPECTUS Dated September 11, 2012	Filed Pursuant to Rule 433 Registration Numbers: 333-181915 333-181915-01 333-181915-02

*PXG DETAILS* $1.265Bln+        ALLYL 2012-SN1 (Auto Lease)

Jt-Books:	JPM(str), BarCap, Citi
Co-Mgrs:	BNY Mellon Cap Mkts, Lloyds, Natixis, PNC, Scotia

CL	$SIZE(MM)	WAL	S&P/FITCH	L.FINAL	PXG	%	CPN	$PX
A-1	213.00	0.30	A-1+/F1+	09/20/13	IL-21	0.25031	0.25031	100.00000
A-2	480.00	1.25	AAA/AAA	12/22/14	EDSF+15	0.515	0.51	99.99447
A-3	440.00	1.95	AAA/AAA	08/20/15	EDSF+18	0.575	0.57	99.99163
A-4	132.54	2.38	AAA/AAA	12/21/15	IS+28	0.705	0.70	99.99062

BB TICKER:	ALLYL
SEC REGISTERED:	YES
EXPECTED RATINGS:	S&P/FITCH
EXPECTED SETTLE :	09/19/12
FIRST PAYMENT:	10/22/12
ERISA ELIGIBLE:	YES
PRICING SPEED:	75% OF THE PREPAYMENT ASSUMPTION
TIMING:	PXD
BILL & DELIVER:	JPMORGAN
CUSIPS:	A1 02006GAA2, A2 02006GAB0, A3 02006GAC8, A4 02006GAD6

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.